QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Tucows Inc.:

        We consent to the incorporation by reference in the registration statement numbers 333-74010 and 333-106961 on Form S-8 of Tucows Inc. of our report dated January 30, 2004, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Tucows Inc.

/s/ KPMG LLP

Toronto, Canada
March 23, 2004

QuickLinks

Independent Auditors' Consent